Putnam International Growth Fund
March 31, 2012 semi annual report

Because the electronic format for filing Form NSAR does not provide adequate space for responding to certain items correctly, the correct answers are as follows

72DD1		Class A	 10,263
		Class B	 291
		Class C	 224

72DD2		Class M	 206
		Class R	 57
            Class Y  	 971

73A1        Class A  	0.503
            Class B  	0.365
            Class C  	0.388

73A2        Class M  	0.421
            Class R  	0.466
            Class Y  	0.545


74U1		Class A	 20,129
		Class B	 750
		Class C	 587

74U2		Class M	 479
		Class R	 129
            Class Y  	 886

74V1		Class A	 15.21
		Class B	 14.05
		Class C	 14.38

74V2		Class M	 14.43
		Class R	 15.00
            Class Y  	 15.27

Item 61

Additional Information About Minimum Required Investment

Shareholders can open a fund account with as little as $500 and make subsequent investments in any amount. The minimum investment is waived if you make regular investments weekly, semi monthly, or monthly through automatic deductions through your bank checking or savings account. Currently, Putnam is waiving the minimum, but reserves the right to reject initial investments under the minimum.


Item 85B

Additional Information About Errors and Omissions Policy

While no claims with respect to the Registrant/Series were filed under such policy during the period, requests under such policy for reimbursement of legal expenses and costs arising out of claims of market timing activity in the Putnam Funds have been submitted by the investment manager of the Registrant/Series.